Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

James Moniz	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

Intevac Announces Completion of Joint Development Agreement for TRIO™

SANTA CLARA, CA – December 30, 2022 – Intevac, Inc. (Nasdaq:IVAC, “Intevac” or “the Company”), a leading supplier of thin-film processing systems, today announced it has signed a joint development agreement with a major provider of glass and glass ceramic materials.

“For decades, Intevac has provided the materials science expertise and high-productivity manufacturing platforms that have deposited ultra-durable and highly-precise coatings onto several billion glass substrates in the hard drive industry. Our expertise in producing rugged and highly-precise coatings in high-volume manufacturing environments is well-suited to enable mass production of thin film technologies for the consumer device market,” said Nigel Hunton, president and chief executive officer of Intevac. “We offer the engineering know-how, manufacturing capacity, and financial footing to deploy our TRIO™ platform on a global scale in support of this new partnership. Today marks a key turning point in the future growth trajectory of Intevac, and we are pleased to announce the completion of the definitive agreement, as promised before year-end 2022.”

While specific details of the terms of the partnership will remain confidential, the definitive agreement signed last week includes a five-year period of exclusivity for this key customer, who will deploy the TRIO™ for consumer electronics applications. In order to maintain exclusivity of the TRIO™ platform for this market, there is a minimum revenue requirement of approximately $100 million in system sales to Intevac over the five-year period. The selling price and gross margin profile of the TRIO™ is similar to that of its flagship 200 Lean® system. Intevac will continue to develop additional customer relationships for the TRIO™ for other glass coating applications, such as in the automotive and point-of-sale display markets.

About TRIO™

Intevac’s innovative and proprietary TRIO™ manufacturing platform leverages over three decades of materials science expertise in high-productivity manufacturing environments to integrate the most advantageous qualities and features of both linear vacuum process systems and drum coating systems, delivering a highly flexible and versatile platform for mass production of highly precise and durable coatings. The flexibility offered by TRIO™ is due to its modular and expandable architecture that enables continuous processing of multiple substrates of almost limitless form factors. Utilizing Intevac’s decades of know-how integrating high-productivity transport systems in the hard drive industry that accommodate various-sized substrates and materials, the TRIO™ platform is applicable to multiple end-market thin film coating applications, including consumer devices, automotive, and semiconductor advanced packaging.

About Intevac, Inc.

Founded in 1991, we are a leading provider of thin-film process technology and manufacturing platforms for high-volume manufacturing environments. As a long-time supplier to the hard disk drive (HDD) industry, over the last 20 years we have delivered over 180 of our industry-leading 200 Lean® systems, which currently represent the majority of the world’s capacity for HDD disk media production. Today, we believe that all of the technology upgrade initiatives for next-generation media for the HDD industry, along with planned media capacity additions over the next several years, are being deployed on our 200 Lean platform. With over 30 years of leadership in designing, developing, and manufacturing high-productivity, thin-film processing systems, we also are leveraging our technology and know-how for additional applications, such as protective coatings for the display cover glass market. For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.

Forward Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: the Company’s revenue growth potential and future financial performance. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to, global economic impacts of COVID-19 including shipment delays, availability of components, supply chain constraints and other disruptions related to COVID-19, and changes in market dynamics that could change the delivery schedule of our systems and upgrades, each of which could have a material impact on our business, our financial results, and the Company’s stock price. These risks and other factors are detailed in the Company’s periodic filings with the U.S. Securities and Exchange Commission.